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                                                                  Exhibit (a)(5)

        MERCATOR ANNOUNCES STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES

WILTON, Conn. - September 17, 2001 - Mercator(R) Software, Inc., (NASDAQ: MCTR), today announced a voluntary option exchange program for its employees ). The program, which is not available to Mercator directors and senior and corporate vice presidents, is designed to allow option holders to exchange their current stock options for new options.

Under the exchange program, for every two options tendered and cancelled one new option will be issued. The new options will be granted no earlier than six months and one day after the cancellation. The exercise price of the new options will be the fair market value of Mercator's common stock on the date of grant. Mercator expects that it will not be subject to variable accounting as a result of the stock option exchange program.

Mercator Chairman, CEO and President Roy C. King said, "The purpose of this stock option exchange is to retain and motivate our employees. Their hard work is critical to our success and they deserve to be able to share in the rewards as we begin to meet our goals."

About Mercator

Mercator Software's intelligent business integration solutions unify any internal operations and connect them with partners and customers, while leveraging current technology investments. Over 5000 businesses in financial services, healthcare, utilities, manufacturing, retail and distribution use Mercator software to maximize their performance. Additional information about Mercator (Nasdaq: MCTR) may be found at www.mercator.com.
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Mercator is a registered trademark of Mercator Software, Inc.

Legal Notice Regarding Forward-Looking Statements

Statements in this press release that are not purely historical are forward-looking statements, including statements regarding Mercator Software's beliefs, expectations, hopes or intentions regarding the future. Forward-looking statements in this release include, but are not limited to, statements regarding the growth of the enterprise application market, the demand for the company's application integration solutions and the speed of deployment of new products,
including combined Mercator e-business integration broker products.   It is
important to note that actual outcomes and the company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as changes in demand for application integration or e-business integration software and the company's Mercator e-business integration broker suite of products in particular, the ability of the company to expand its international operations, the ability of the company to manage expanded global operations, the ability of the company to continue to add resellers and other distribution channels, and the success of third parties in utilizing and marketing the company's products, the Company's ability to raise financing, or seasonality in operating results. Readers should also refer to the risk disclosures outlined in the company's reports filed with the Securities and Exchange Commission. All forward-looking statements and reasons why results might differ included in this release are made as of the date hereof, based on information available to the company as of the date hereof, and the company assumes no obligation to update any such forward-looking statement or reasons why results might differ.